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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No.
18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 17, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of SBSF Fund, SBSF Convertible Securities Fund, SBSF Capital Growth Fund, and SBSF Money Market Fund (four of the portfolios constituting the Key Mutual Funds (SBSF Funds, Inc.), hereafter referred to as the "Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
March 25, 1996